Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

DIRECT DIAL NUMBER	E-MAIL ADDRESS

July 1, 2016

APX Group, Inc.

4931 North 300 West

Provo, Utah 84604

Ladies and Gentlemen:

We have acted as counsel to APX Group, Inc., a Delaware corporation (the “Company”), APX Group Holdings, Inc., a Delaware corporation (the “Parent Guarantor”), and the subsidiaries of the Company listed on Schedule I hereto (together with the Parent Guarantor, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $500,000,000 aggregate principal amount of 7.875% Senior Secured Notes due 2022 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees thereof will be issued under an Indenture, dated as of May 26, 2016 (the “Indenture”), among the Company, the guarantors named therein and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”). The Exchange Securities will be offered by the Company in exchange (the “Exchange”) for $500,000,000 aggregate principal amount of its 7.875% Senior Secured Notes due 2022 that were issued on May 26, 2016.

APX Group, Inc.	July 1, 2016

We have examined the Registration Statement and the Indenture (including the form of Exchange Security set forth therein), which has been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) each of 313 Aviation, LLC, Smart Home Pros, Inc., Vivint, Inc. and Vivint Purchasing, LLC (collectively, the “Utah Guarantors”) has duly authorized, executed and delivered the Indenture in accordance with the law of Utah and (2) execution, delivery and performance by the Utah Guarantors of the Indenture and the Guarantees do not and will not violate the law of Utah or any other applicable law (excepting the law of the State of New York and the federal laws of the United States).

We have assumed further that (1) Vivint Louisiana LLC has duly authorized, executed and delivered the Indenture in accordance with the law of Louisiana and (2) execution, delivery and performance by Vivint Louisiana LLC of the Indenture and the Guarantees do not and will not violate the law of Louisiana or any other applicable law (excepting the law of the State of New York and the federal laws of the United States).

APX Group, Inc.	July 1, 2016

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the Exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the Exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP

SCHEDULE I

Guarantors

Subsidiary	Jurisdiction of Organization
313 Aviation, LLC	Utah
Smart Home Pros, Inc.	Utah
Vivint, Inc.	Utah
Vivint Purchasing, LLC	Utah
AP AL LLC	Delaware
Vivint Wireless, Inc.	Delaware
Farmington IP LLC	Delaware
IPR LLC	Delaware
Smartrove Inc.	Delaware
Space Monkey, LLC	Delaware
Vivint FireWild, LLC	Delaware
Vivint Group, Inc.	Delaware
Vivint Louisiana LLC	Louisiana